UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2015

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE SUITE 700 CHARLOTTE, NORTH CAROLINA		28277
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 11, 2015, The Babcock & Wilcox Company (the “Company”) and its subsidiary, Babcock & Wilcox Enterprises, Inc. (“BW”) each entered into a Credit Agreement in connection with the planned spin-off of BW, which will consist of the Company’s Power Generation business. In connection with the planned spin-off, the Company expects to change its name to BWX Technologies, Inc. We therefore refer to the Credit Agreement entered into by the Company as the “BWXT Credit Agreement” and the Credit Agreement entered into by BW as the “BW Credit Agreement.” A summary of each Credit Agreement is set forth below and each is qualified in its entirety to the complete text of the BWXT Credit Agreement and the BW Credit Agreement, which are attached as exhibits 10.1 and 10.2, respectively, to this report and incorporated by reference herein.

The closing date of each Credit Agreement and the initial funding thereunder are conditioned on the satisfaction of certain conditions, including the contribution of the Company’s Power Generation business to BW and the repayment of all obligations under the Company’s existing secured credit facility, other than letters of credit that will be deemed issued under either the BWXT Credit Agreement or the BW Credit Agreement. The Company expects that both the BWXT Credit Agreement and the BW Credit Agreement will close immediately prior to the completion of the planned spin-off. The financial covenants, restrictive covenants and events of default in each Credit Agreement are not applicable until the closing date thereof, except with respect to breaches of the representations and warranties.

BWXT Credit Agreement

The BWXT Credit Agreement provides for a five-year, senior secured revolving credit facility in an aggregate amount of up to $400.0 million, the full amount of which will be available for the issuance of letters of credit, and a senior secured term loan facility in an aggregate amount of up to $500.0 million, at least $300.0 million of which must be drawn on the closing date of the BWXT Credit Agreement. The remaining commitment for the term loan expires on December 31, 2015. Obligations under the BWXT Credit Agreement are scheduled to mature on the fifth anniversary of its closing date. The proceeds of loans under the BWXT Credit Agreement will be available to repay all indebtedness under the Company’s existing secured credit facility and for working capital needs and other general corporate purposes.

The BWXT Credit Agreement includes provisions for additional financial institutions to become lenders, or for any existing lender to increase its commitment thereunder, subject to an aggregate maximum of $250 million for all incremental term loan, revolving credit borrowings and letter of credit commitments.

The BWXT Credit Agreement will generally be (i) guaranteed by substantially all of the Company’s wholly owned domestic subsidiaries, but excluding the Company’s captive insurance subsidiary, BW and its subsidiaries, and (ii) secured by first-priority liens on certain assets owned by the Company and the guarantors (other than the Company’s subsidiaries comprising its Nuclear Operations and Technical Services segments).

The BWXT Credit Agreement requires interest payments on revolving loans on a periodic basis until maturity. The Company will also be required to make quarterly amortization payments on the term loan portion of the BWXT Credit Agreement in an amount equal to 1.25% of the aggregate principal amount of the term loan facility that is utilized. The Company may prepay all loans under the BWXT Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to notice requirements.

Loans outstanding under the BWXT Credit Agreement will bear interest at the Company’s option at either the LIBOR rate plus a margin ranging from 1.25% to 1.75% per year or the base rate (the highest of the Federal Funds rate plus 0.50%, the one month LIBOR rate plus 1.0%, or the administrative agent’s prime rate) plus a margin ranging from 0.25% to 0.75% per year. Starting on the closing date of the BWXT Credit Agreement, a commitment fee will be charged on the unused portions of the revolving credit facility and term loan facility, and that fee varies between 0.150% and 0.250% per year. Additionally, a letter of credit fee of between 1.25% and 1.75% per year will be charged with respect to the amount of each financial letter of credit issued under the BWXT Credit Agreement and a letter of credit fee of between 0.75% and 1.05% per year will be charged with respect to the amount of each performance letter of credit issued under the BWXT Credit Agreement. The applicable margin for loans, the commitment fee and the letter of credit fees set forth above will vary quarterly based on the Company’s leverage ratio. Upon the closing of the BWXT Credit Agreement, the Company will pay certain upfront fees to the lenders thereunder, and the Company will pay arrangement and other fees to the arrangers and agents of the BWXT Credit Agreement.

The BWXT Credit Agreement includes financial covenants that will be tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter. The maximum permitted leverage ratio is 3.00 to 1.00, which ratio may be increased to 3.25 to 1.00 for up to four consecutive fiscal quarters after a material acquisition. The minimum consolidated interest coverage ratio is 4.00 to 1.00. In addition, the BWXT Credit Agreement contains various restrictive covenants, including with respect to debt, liens, investments, mergers, acquisitions, dividends, equity repurchases and asset sales.

The BWXT Credit Agreement generally includes customary events of default for a secured credit facility. If an event of default relating to bankruptcy or other insolvency events with respect to the Company occurs under the BWXT Credit Agreement, all obligations under the BWXT Credit Agreement will immediately become due and payable. If any other event of default exists under the BWXT Credit Agreement, the lenders will be permitted to accelerate the maturity of the obligations outstanding under the BWXT Credit Agreement. If any event of default occurs under the BWXT Credit Agreement, the lenders will be permitted to terminate their commitments thereunder and exercise other rights and remedies, including the commencement of foreclosure or other actions against the collateral.

If any default occurs under the BWXT Credit Agreement, or if the Company is unable to make any of the representations and warranties in the BWXT Credit Agreement, the Company will be unable to borrow funds or have letters of credit issued under the BWXT Credit Agreement.

BW Credit Agreement

The BW Credit Agreement provides for a five-year, senior secured revolving credit facility in an aggregate amount of up to $600.0 million, the full amount of which will be available for the issuance of letters of credit. Obligations under the BW Credit Agreement are scheduled to mature on the fifth anniversary of its closing date. The proceeds of loans under the BW Credit Agreement will be available for working capital needs and other general corporate purposes. BW does not expect to borrow under the BW Credit Agreement at closing, but letters of credit issued under the Company’s existing secured credit facility that relate to the Company’s Power Generation business will be deemed issued under the BW Credit Agreement and reduce availability thereunder.

The BW Credit Agreement contains an accordion feature that will allow BW, subject to the satisfaction of certain conditions, including the receipt of increased commitments from existing lenders or new commitments from new lenders, to increase the amount of the commitments under the revolving credit facility in an aggregate amount not to exceed the sum of (i) $200.0 million plus (ii) an unlimited amount, so long as for any commitment increase under this subclause (ii) BW’s senior secured leverage ratio (assuming the full amount of any commitment increase under this subclause (ii) is drawn) is equal to or less than 2.0 to 1.0 after giving pro forma effect thereto.

The BW Credit Agreement and BW’s obligations under certain hedging agreements and cash management agreements with BW’s lenders and their affiliates will be (i) guaranteed by substantially all of BW’s wholly owned domestic subsidiaries, but excluding BW’s captive insurance subsidiary, and (ii) secured by first-priority liens on certain assets owned by BW and the guarantors.

The BW Credit Agreement requires interest payments on revolving loans on a periodic basis until maturity. BW may prepay all loans under the BW Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to notice requirements. The BW Credit Agreement requires BW to make certain prepayments on any outstanding revolving loans under the BW Credit Agreement after receipt of cash proceeds from certain asset sales or other events, subject to certain exceptions and a right to reinvest such proceeds in certain circumstances, but such prepayments will not require BW to reduce the commitments under the BW Credit Agreement.

Loans outstanding under the BW Credit Agreement will bear interest at BW’s option at either the LIBOR rate plus a margin ranging from 1.375% to 1.875% per year or the base rate (the highest of the Federal Funds rate plus 0.50%, the one month LIBOR rate plus 1.0%, or the administrative agent’s prime rate) plus a margin ranging from 0.375% to 0.875% per year. Starting on the closing date of the BW Credit Agreement, a commitment fee will be charged on the unused portions of the revolving credit facility, and that fee varies between 0.250% and 0.350% per year. Additionally, a letter of credit fee of between 1.375% and 1.875% per year will be charged with respect to the amount of each financial letter of credit issued under the BW Credit Agreement and a letter of credit fee of between 0.825% and 1.125% per year will be charged with respect to the amount of each performance letter of credit issued under the BW Credit Agreement. The applicable margin for loans, the commitment fee and the letter of credit fees set forth above will vary quarterly based on BW’s leverage ratio. Upon the closing of the BW Credit Agreement, BW will pay certain upfront fees to the lenders thereunder, and BW will pay arrangement and other fees to the arrangers and agents of the BW Credit Agreement.

The BW Credit Agreement includes financial covenants that will be tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter. The maximum permitted leverage ratio is 3.00 to 1.00, which ratio may be increased to 3.25 to 1.00 for up to four consecutive fiscal quarters after a material acquisition. The minimum consolidated interest coverage ratio is 4.00 to 1.00. In addition, the BW Credit Agreement contains various restrictive covenants, including with respect to debt, liens, investments, mergers, acquisitions, dividends, equity repurchases and asset sales.

The BW Credit Agreement generally includes customary events of default for a secured credit facility. If an event of default relating to bankruptcy or other insolvency events with respect to BW occurs under the BW Credit Agreement, all obligations under the BW Credit Agreement will immediately become due and payable. If any other event of default exists under the BW Credit Agreement, the lenders will be permitted to accelerate the maturity of the obligations outstanding under the BW Credit Agreement. If any event of default occurs under the BW Credit Agreement, the lenders will be permitted to terminate their commitments thereunder and exercise other rights and remedies, including the commencement of foreclosure or other actions against the collateral.

If any default occurs under the BW Credit Agreement, or if BW is unable to make any of the representations and warranties in the BW Credit Agreement, BW will be unable to borrow funds or have letters of credit issued under the BW Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement, dated as of May 11, 2015, entered into by and among The Babcock & Wilcox Company, certain lenders and letter of credit issuers executing the signature pages thereto and Bank of America, N.A., as administrative agent.

10.2	Credit Agreement, dated as of May 11, 2015, entered into by and among Babcock & Wilcox Enterprises, Inc., certain lenders and letter of credit issuers executing the signature pages thereto and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ David S. Black
David S. Black
Vice President and Chief Accounting Officer

May 15, 2015

Index to Exhibits

Exhibit No.

10.1	Credit Agreement, dated as of May 11, 2015, entered into by and among The Babcock & Wilcox Company, certain lenders and letter of credit issuers executing the signature pages thereto and Bank of America, N.A., as administrative agent.

10.2	Credit Agreement, dated as of May 11, 2015, entered into by and among Babcock & Wilcox Enterprises, Inc., certain lenders and letter of credit issuers executing the signature pages thereto and Bank of America, N.A., as administrative agent.